                   MASTER DISTRIBUTION AND OFF-TAKE-AGREEMENT

                                 ("Agreement")

                                    between

                       Integrated Surgical Systems, Inc.
                            1850 Research Park Drive
                                Davis, CA 95616
                                      USA

                                    ("ISS")

                                      and

                          SPARK 1 VISION GmbH & Co. KG
                          Grosse Bockenheimer Strasse 50
                                60313 Frankfurt
                                    Germany

                             ("Marketing Company")

         - both hereinafter individually and jointly referred to as "Party" or "Parties" -

with regard to the marketing, sales and off-take of ISS technology and products in Europe, the Middle East and Africa.

WHEREAS, ISS is a prestigious medical robotics company and the world leader in image-directed, semi-autonomous software and robotic products for surgical applications, and

WHEREAS, ISS wishes to substantially increase the market share of its technology and products in Europe, the Middle East and Africa, and

WHEREAS, the Marketing Company is in a position to use its marketing and business resources with the intention to increase the sale of ISS products in such regions under the terms and conditions set forth in this Agreement, and

WHEREAS, the Marketing Company wishes to be granted an exclusive right to distribute ISS products in the above regions,

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

12.1 "ISS" shall mean ISS and any of its Affiliates, unless expressly set forth otherwise.

12.2 "ISS Products" shall mean any current or future products, materials, appliances, devices, supplies or services of ISS and its Affiliates and the underlying technology relating thereto, including but not limited to the Robodoc(R), the Orthodoc(R) and the NeuroMate(TM) systems, any parts thereof, or any improvements to or adaptions thereof. For the avoidance of doubt, even products as defined above in new areas of business of ISS, such as but not limited to custom-made prosthesis, shall be part of this Agreement.

12.1 "Territory" shall include all European countries (including the C.I.S.), the Middle East (Lebanon, Syria, Jordan, New-Palestine, Iraq, Dubal, Abu Dhabi, Oman, Bahrain, Qatar, Kuwait, Iran, Saudi Arabia and Yemen) and Africa.

12.2 "ISS Affiliates" shall include IMMI S.A., Lyon, France; ISS B.V., Amsterdam, The Netherlands; IMMI Inc., Davis, CA, U.S.A. as well as any other companies ISS directly or indirectly has a controlling interest or majority of the voting rights in.

12.3 "Customers" shall mean any customers with regard to ISS Products or ISS Sub-Licenses within the Territory.

12.4 "ISS Sub-Licenses" shall mean any licenses granted to third parties by the Marketing Company after prior written approval of ISS with regard to ISS Products.

ARTICLE 2 - SCOPE OF AGREEMENT AND GRANT OF RIGHTS, NON-COMPETE

12.1 ISS herewith appoints the Marketing Company as the exclusive distributor with regard to ISS Products and ISS Sub-Licenses within the Territory on the terms and conditions set forth herein. The Marketing Company accepts such appointment.

12.2 For the term of this Agreement, ISS shall not appoint any other distributors, agents or marketing companies in the Territory. ISS shall neither directly nor indirectly solicit any sales to Customers. The Marketing Company shall neither directly nor indirectly sell any ISS Products or ISS Sub-Licenses to Customers outside the Territory. The Parties shall inform each other of all business opportunities in the respective other marketing territories, however, no commission shall be payable to the respective other Party.

12.3 The Marketing Company shall import and distribute the ISS Products by purchasing them from ISS under the terms and conditions of this Agreement and selling them to Customers in the Territory. The full commercial risk with regard to the possibility and profitability of the sale of any ISS Products or ISS Sub-Licenses to Customers shall be vested in the Marketing Company as set forth herein.

12.4 During the term of this Agreement, the Marketing Company shall not distribute, market or sell any products, equipment, devices, supplies or services that may compete with ISS Products or ISS Sub-Licenses.

12.5 For the purposes and during the term of this Agreement, ISS hereby grants to the Marketing Company the exclusive, irrevocable and royalty-free license to use the ISS firm name, as well as any trademarks, trade names, logotypes with regard to ISS Products or ISS Sub-Licenses within the Territory. The firm name, the trademarks, the trade names and the logotypes shall remain the sole property of ISS and shall not be used by the Marketing Company other than with regard to the ISS Products and ISS Sub-Licenses. The Marketing Company shall promptly notify ISS of any counterfeits, imitations thereof used by third parties as well as any unfair competition activities of competitors with regard thereto.

ARTICLE 3 - MARKETING EFFORTS IN EUROPE AND OPTION TO RE-ASSUME MARKETING RESPONSIBILITIES IN FAVOR OF ISS

12.1 As of January 1, 2000, ISS shall make available all qualified sales and marketing personnel in Europe (i.e. the respective employees of ISS B.V., The Netherlands, and IMMI S.A., France) to the Marketing Company by assigning them on a contractual basis to the Marketing Company for the term of this Agreement, as far as permitted under applicable law. The Marketing Company shall be responsible for obtaining official approvals, if any, and shall bear all associated cost in connection therewith. Upon request of the Marketing Company, the Parties shall use best efforts to transfer the employment contracts of any such employees to the Marketing Company. The Marketing Company may reject individual employees it deems to be not qualified and such employees shall remain with ISS B.V. or IMMI S.A., respectively. Where qualified employees do not wish to enter into an employment agreement with the Marketing Company, the consideration payable to ISS for their services shall be calculated on an at-cost-basis based on current salaries including any social security payments and fringe benefits as well as reimbursement of cost and expenses incurred in connection with such services, to be agreed upon in more detail between the Parties.

12.2 Upon request of the Marketing Company, ISS and its Affiliates shall render additional services (e.g. accounting, assistance with customs and import formalities etc.) for a transitional period from January 1, 2000 until at least March 31, 2000 so as to enable the Marketing Company to smoothly commence its activities hereunder and to best comply with any Customers' requirements. Upon request of the Marketing Company, ISS and its Affiliates shall also agree if and to what extent any assets of any ISS Affiliates necessary for the Marketing Company to perform its obligations hereunder shall be made available to the Marketing Company.

12.3 ISS shall at its own cost provide a sufficient number of qualified technical and Customer support staff (training, after-sales-services etc.) as well as supply any spare parts or consumables so as to always ensure compliance with any Customers' needs or requests in the Territory. Any service or maintenance agreements with any Customers shall be entered into between ISS and any Customers directly. Where a Customer requests the Marketing Company to enter into such agreements, the agreement shall be transferred to or internally be performed by ISS.
       With regard to any of the a.m. services, the Marketing Company shall be entitled to a 10% commission, based on the net value of the respective services. Any material non-compliance with this Article 3.3 by ISS shall entitle the Marketing Company to terminate this Agreement for cause as per Article 3.6 below.

       The Marketing Company shall have no obligation to render any technical services to any Customers.

12.4 Any additional cost incurred by ISS or ISS Affiliates apart from the above shall be borne by ISS or the respective ISS Affiliates.

12.5 In due course, prior to December 31, 2001 the Parties shall discuss if and how to modify the terms of this Agreement for the time period commencing on January 1, 2002. In case the Marketing Company foresees an annual increase of at least 10% with regard to ISS Products or ISS Sub-Licenses the Marketing Company shall continue its services under a similar agreement. If the Parties do not agree, this Agreement shall automatically terminate as of December 31, 2001. In such case all marketing activities, employees and assets shall be re-transferred to ISS or the respective ISS Affiliates. Any cost arising out of in connection with such re-transfer shall be borne by ISS.

12.6   Upon effectiveness of the termination under Article 3.3 or 3.5 above or
       4.3 below, all rights and licenses granted under this Agreement by one Party to the other Party shall automatically terminate and all marketing activities within the Territory with regard to ISS Products or ISS Sub-Licenses shall be performed by ISS or any ISS Affiliates. Any related cost arising after effectiveness of such termination shall be borne by ISS.

12.7 Upon effectiveness of the termination, the profit or loss with regard to any contracts with Customers entered into by the Marketing Company with regard to ISS Products or ISS Sub-Licenses that have not been fully performed shall be realized by the Marketing Company. Upon effectiveness of the termination, any warranty or guaranty obligations assumed by the Marketing Company with regard to any ISS Products or ISS Sub-Licenses shall be assumed by ISS and ISS shall fully indemnify and hold the Marketing Company harmless from any and all loss, claims, damage or cost out of or in connection with its activities under this Agreement.

ARTICLE 4 - OBLIGATIONS OF THE PARTIES

12.1 Both Parties shall cooperate with each other at all times in good faith and shall keep each other fully informed with regard to marketing strategies and any other developments that might be relevant for their successful cooperation.

12.2 ISS shall fulfil all orders with regard to ISS Products within reasonable delivery times in a way so as to enable the Marketing Company to fully comply with its obligations towards the Customers, whether in time, quality, quantity and otherwise.

12.3 ISS shall render any and all training or other technical support services on terms to be agreed upon between ISS and the respective Customers. ISS shall closely cooperate with any Customers so as to further its reputation as a leading manufacturer and developer of complex and sophisticated medical systems. ISS shall constantly and at its own cost update or upgrade the ISS Products and Licenses so as not to jeopardize such reputation of ISS with any Customers or the market in general. Both Parties acknowledge that any material non-compliance with this obligation by ISS may severely and adversely affect the sales targets of the Marketing Company as set forth in Article 5.2. In such case Article 3.6 shall apply.

12.4 ISS shall provide the Marketing Company with all reasonable documentation (leaflets, brochures, manuals etc.) with regard to ISS Products which shall be returned to ISS promptly after expiry of this Agreement.

12.5 The Marketing Company shall promote and distribute any ISS Products in the Territory to its best ability and shall maintain satisfactory organizational infrastructure to professionally conduct its marketing and sales efforts. Any marketing strategy and marketing or promotional events or campaigns and the attendance of any congresses shall be discussed with the CEO of ISS and agreed in good faith beforehand. In general, all cost for marketing within the Territory shall be borne by the Marketing Company, subject however, to different arrangements on a case-by-case basis.

ARTICLE 5 - REMUNERATION AND OFF-TAKE OBLIGATION

12.1 In consideration of the rights and licenses granted to the Marketing Company under Article 2 above with respect to the ISS Products and ISS Sub-Licenses, the Marketing Company shall pay to ISS a fixed monthly license fee at an amount of EUR 192,300.00 from January 1, 2000 until June 30, 2000, at an amount of EUR 288,450.00 from July 2000 until December 2000, and at an amount of EUR 384,600.00 from January 1 until December 31, 2001 on an account to be designated by ISS. The license fee shall be the minimum remuneration payable irrespective of the meeting of any marketing targets by the Marketing Company with regard to ISS Products. There shall be no license fee beyond December 31, 2001 irrespective of whether or not the Marketing Company acts as exclusive distributor for ISS Products under this Agreement beyond such date or not.

12.2 Furthermore, the Marketing Company is contractually obligated to buy from ISS the following minimum number of Robodoc/NeuroMate systems (the current minimum sales targets based on reasonable assumptions of ISS and the Marketing Company) at competitive sales prices, to be reviewed and agreed upon between the Parties regularly in accordance with standard business practices and as in more detail set forth below:

              2000:  24 Robodoc-Systems                 4 NeuroMate-Systems
              2001:  32 Robodoc-Systems                 6 NeuroMate-Systems

       In case ISS and the Marketing Company cannot find an agreement with regard to competitive pricing or an adjustment of the prices, the matter shall be referred to the Board of Directors of ISS for evaluation and shall be decided by simple majority of the votes.

       In reward of the Marketing Company's efforts under this Agreement, the payments for the supply of the above systems may be applied and set off against any license fees payable or previously paid under Article 5.1 above to ISS, and the Marketing Company shall be released from any off-take or payment obligations under the supply contracts for ISS Products accordingly. There shall not be any off-take commitments for ISS Products beyond December 31, 2001.

       In case regulatory changes or the market conditions in general within the Territory (including but not limited to the introduction of competitive products by any competitors) have an adverse effect on the sales targets of the Marketing Company as above, the Parties agree to re-negotiate the above sales targets for 2000 and 2001 and to adapt them to such developments.

12.3 Should the sales of the Marketing Company exceed the off-take obligations set forth above, ISS will supply any additional systems promptly within reasonable delivery times so as to allow the Marketing Company to fully comply with its obligations in time, quality and quantity towards any Customers.

12.4 The Parties shall agree on a schedule for the projected supply of ISS Products so as to both satisfy Customer's needs and to constantly make best use of the assembly capacities and facilities of ISS.

12.5 The Marketing Company shall be entitled to a commission of 10% of the net sales on any consumables or spare parts by ISS with Customers in the Territory.

ARTICLE 6 - ORDERING AND DELIVERY PROCEDURES, GOVERNMENTAL APPROVALS

12.1 Sales to the Marketing Company shall be made CIF destination within the Territory, to be designated by the Marketing Company.

12.2 The ISS Products shall be invoiced for each delivery of ISS Product in accordance to the current ISS price list as per Attachment 2 to this Agreement which may be amended from time to time. Unless agreed upon otherwise, all payments shall be made in DEM/EUR.

12.3 The Marketing Company shall assist with and carry out at the cost of ISS any customs formalities required to import the ISS Products into the Territory.

12.4 The Marketing Company shall assist ISS in complying with all licensing and regulatory requirements in the Territory. All decisions which permits, licenses or clinical testing with regard thereto shall be initiated, conducted or undertaken, shall be taken by ISS. ISS shall maintain all licenses, approvals and permits necessary for the Marketing Company to comply with its obligations under this Agreement during the term of this Agreement at the cost of ISS. Any non-compliance of ISS in any material respect shall entitle the Marketing Company to terminate this Agreement as per Article 11.2 below.

ARTICLE 7 - INTELLECTUAL PROPERTY RIGHTS, PATENT AND COPY RIGHT INFRINGEMENT

12.1 Any intellectual property rights with regard to any inventions or technical or design improvements relating to ISS Products, made by the Marketing Company shall be the sole property of ISS, as far as permitted under mandatory law. The Marketing Company shall inform ISS immediately on any such improvements or inventions.

12.1 Should the Marketing Company become aware of any patent, copyright or other intellectual property right infringement or potential infringement with regard to any ISS Products it shall accordingly advise ISS thereof. The Parties shall mutually agree on the strategy to be taken, ISS undertakes to prosecute any infringement in its own name and at its own cost.

12.2 In case any claims, suits or actions are brought against the Marketing Company with regard to any intellectual property rights relating to the ISS Products or ISS Sub-Licenses, the Marketing Company shall provide all reasonable assistance to ISS in the defense. ISS shall indemnify and hold the Marketing Company harmless against any and all damage, loss or cost incurred by the Marketing Company in connection therewith.

ARTICLE 8 - WARRANTIES AND GENERAL TERMS AND CONDITIONS

12.1 ISS shall use general terms and conditions that include warranties ("Gewahrieistungen und Garantien") to the Marketing Company with regard to any ISS Products as in more detail set forth in Attachment 1 to this Agreement.

12.2 The Marketing Company shall use best efforts to make any Customers agree to such terms and conditions including the warranties in the contracts with such Customers and to pass them on a back-to-back basis. In case specific Customers refuse to accept to enter into contracts on such items ISS and the Marketing Company shall in good faith discuss and - if necessary - adapt the conditions of their contract so as to match the terms finally agreed between the Marketing Company and the Customer. The Parties agree that ISS shall indemnify and save the Marketing Company harmless from any loss, cost or damage out of or in connection with any guaranty obligations or claims from any Customers of third parties.

12.3 In case ISS fails to supply any ISS Products within the delivery schedule to be included in each supply contract between ISS and the Marketing Company, the Marketing Company shall be entitled to claim liquidated damages for each completed two weeks of delay of 2% of the purchase price for the delayed ISS Product up to a maximum of 20% of such purchase price. The Marketing Company shall be entitled to claim any proven damages exceeding such amount. If ISS proves to the reasonable satisfaction of the Marketing Company that the actual damages incurred by the Marketing Company are lower than the liquidated damages, ISS shall only be liable for the lower amount.

ARTICLE 9 - LIMITATION OF LIABILITY

12.1 The Parties shall in no case be liable towards each other for any indirect or consequential damage or loss, such as but not limited to loss of business opportunity, loss of profit or increased cost of financing.

12.2 The aggregate liability of the Parties towards each other out of or in connection with this Agreement shall be limited to 1 million USD, however, this shall not apply to the payment obligations of the Marketing Company for supplies under Article 5.2.

ARTICLE 10 - CONFIDENTIALITY

12.1 The Parties shall keep the contents of this Agreement as well as any technical or commercial information exchanged or received hereunder confidential and shall not disclose it to any third parties for the term of this Agreement and for a period of 2 years thereafter.

12.2 The confidentiality obligation shall not apply insofar as the disclosure of any information is required to comply with filing or notification requirements under applicable capital markets regulations.

ARTICLE 11 - TERM AND TERMINATION

12.1 This Agreement shall come into force upon January 1, 2000, provided however that The Marketing Company has received a legal opinion from ISS's attorneys that all Conditions to Closing as set forth in Section 5 of the Stock and Warrant Purchase Agreement between ISS and the
       Purchasers dated.... have been fulfilled by such time. If the Closing has not been reached by December 31, 1999 this Agreement shall become null and void and the Parties shall have no claims, rights or remedies against each other in connection therewith.

12.2 The Agreement shall have a fixed term until December 31, 2001. During such term it may only be terminated by either Party for cause ("aus wichtigem Grund"), e.g. in case one Party files for insolvency or is subject to any voluntary or judicial reorganization or protection from creditors proceedings (Chapter 11 in the U.S.) or is in danger thereof or in case the Marketing Company is in material breach of its payment obligations hereunder, in which cases each Party shall be entitled to terminate the Agreement with immediate effect.

12.3 In case of termination of this Agreement as above the Parties shall be released from their obligations hereunder, unless expressly set forth otherwise herein. They shall not be precluded from bringing any claims or actions against the Party in default. Irrespective thereof, any outstanding warranty or guaranty obligations with regard to ISS Products or ISS Sub-Licenses shall be assumed by ISS upon effectiveness of such termination. Furthermore, the Parties shall cooperate in good faith to ascertain that the Marketing Company shall be in a position to comply with all obligations towards Customers.

ARTICLE 12 - GENERAL PROVISIONS

12.1 This Agreement shall be governed by the laws of Germany without regard to its conflict of laws provisions. Exclusive place of jurisdiction shall be Frankfurt am Main, Germany.

12.2 This Agreement constitutes the entire understanding and agreement of the Parties with regard to the subject matter hereof and supersedes all prior agreements, negotiations, correspondence and understandings between the Parties.

12.3 Any changes to or amendments to this Agreement shall require written form. This Agreement may not be assigned by either Party without the prior written consent of the other Party.

12.4 In case any provision of this Agreement is either invalid or not enforceable the validity of the remaining provisions of this Agreement shall not be affected thereby. The Parties undertake to replace the invalid or unenforceable provision by a provision coming as close as possible to the intended commercial purpose of the replaced provision.

Attachments:
------------

Attachment 1 - Standard Warranty Terms
Attachment 2 - Current Prices for Systems


Davis, this 12 day of November, 1999
           ---

             [SIG]
-----------------------------------
              ISS


Frankfurt, this 12 day of November, 1999
               ---

               [SIG]
----------------------------------
         Marketing Company